Exhibit 99.1

CONFIDENTIAL DRAFT RELEASE

Iconix Brand Group Announces Intention to Restate Previously Filed Financial

Statements, Announces Preliminary Third Quarter 2015 Results and Updates 2015 Guidance

NEW YORK, New York—November 5, 2015—Iconix Brand Group, Inc. (Nasdaq: ICON) (“Iconix” or the “Company”) today announced that the Company intends to restate certain of its historical financial statements. The Company also announced preliminary third quarter 2015 results and updated guidance for the full year 2015.

As previously announced, the Company will hold a conference call on Monday, November 9, 2015 at 8:30 AM ET to discuss its third quarter results. The Company will also discuss the restatement at that time, as well as provide guidance for 2016.

Financial Restatement

As previously announced, a Special Committee of the Company’s Board, along with its independent legal and accounting advisors has been conducting a review of the accounting treatment related to certain transactions. The advisors have presented their analysis and conclusions to the Special Committee and to the Company’s current management team. The Special Committee has now completed the review.

Based on the Special Committee’s review and additional review by the Company’s Audit Committee and current management team, the Board of Directors, Audit Committee and the Company’s current management team concluded that the Company will restate its historical financial statements in respect of (i) the fourth quarter and annual results of 2013, (ii) the 2014 fiscal year and each quarterly period thereof and (iii) the first and second quarters of 2015, to correct certain errors in accounting.

The Company believes that the amount of such adjustments will have no impact on the Company’s 2013 operating income, are estimated to reduce the Company’s 2014 operating income by approximately $6.0 million, and are estimated to increase the Company’s first half of 2015 operating income by approximately $1.6 million. The adjustments do not impact cash and will have no impact on the Company’s previously reported free cash flow or securitized net cash flow within our securitized financing facility.

These restatements include (i) the classification of contractually obligated expenses, retail support and other costs as selling, general and administrative expenses, as opposed to netting such expenses against licensing or other revenue, as applicable, (ii) inadequate support for revenue recognition relating to certain license agreements, and (iii) inadequate estimation of accruals related to retail support for certain license agreements.

The estimated adjustments are detailed in the tables at the end of this press release.

The Company intends to present restated financial statements as soon as practicable in an amended and restated annual report on Form 10-K for the year ended December 31, 2014, and amended and restated quarterly reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015.

Accordingly, investors should no longer rely upon the Company’s previously filed financial statements and other financial disclosures in respect of the Restatement Periods.

The Company also remains engaged in a previously disclosed comment letter process with the Staff of the U.S. Securities and Exchange Commission relating to an ongoing review of the Company’s Form 10-K for the year ended December 31, 2014. The ultimate outcome of the Staff’s comment letter process is unknown at this time.

Preliminary Results for the Third Quarter 2015

The Company’s third quarter 2015 results will include three items as described below:

a) As a part of a comprehensive review of the Company’s license agreements and relationships with its licensees, it was determined that additional reserves of approximately $12.2 million should be taken with respect to certain of the Company’s accounts receivable. The $12.2 million will be included in the Company’s selling, general and administrative expenses and will have a negative impact to third quarter 2015 diluted EPS of approximately $0.16.

b) During the Company’s preparation of its 2014 Federal tax return it was determined that an adjustment of approximately $3.8 million in the third quarter was necessary. This adjustment will have a negative impact to third quarter 2015 diluted EPS of approximately $0.08.

c) During the third quarter of 2015, the Company incurred approximately $7.1 million of charges for professional fees associated with the continuing correspondence with the Staff of the SEC, the Special Committee’s review, and severance costs related to the transition of Iconix management. Such charges will be included in the Company’s selling, general and administrative expenses and will have a negative impact to diluted EPS of approximately $0.10. Such charges will be excluded from the Company’s non-GAAP metrics.

Based on these items, and other factors affecting the quarter, the Company expects the third quarter 2015 results to be as follows:

•	The Company expects third quarter 2015 licensing revenue to be approximately $89 million.

•	The Company expects zero “Other Revenue” in the third quarter 2015.

•	The Company expects third quarter 2015 non-GAAP diluted EPS to be approximately $0.09. This includes the negative impact from the increase in accounts receivable reserve and a tax adjustment. Excluding these two items, non-GAAP diluted EPS would be approximately $0.33.

•	The Company expects third quarter 2015 GAAP diluted EPS to be approximately ($0.13).

Revised Outlook for FY 2015

The Company is revising its full year 2015 guidance estimates to reflect the preliminary third quarter results, the elimination of “Other Revenues” from its estimates, revised expectations for the Peanuts brand, weak performance in men’s fashion, and reductions in revenue in the first nine months of 2015 and reductions in revenue assumptions for the fourth quarter of 2015 related to the accounting adjustments recorded as a result of the Special Committee and current management team’s reviews.

The Peanuts brand has been one of the Company’s strongest performing brands. With the upcoming movie, new promotional partnerships and new retail programs, the Company currently expects licensing revenue related to the Peanuts brand to grow approximately 20-25% in 2015, excluding $17.1 million of revenue related to the Company’s license renewal with ABC in 2014. However, this is an approximate $24 million downward revision from the Company’s previous forecast, and is believed to be largely related to mass retailers opting to allocate more shelf space than expected to the Star Wars movie franchise, as well as underperforming licenses in China, a negative foreign currency impact with the Yen and Euro (the local currency in two of Peanuts largest regions), and a shift of certain media revenue streams from 2015 into 2016.

Based on the Company’s 2016 budgeting process in the fourth quarter of 2015, the Company believes that certain intangible assets related to men’s fashion brands may be impaired. The Company will complete its annual impairment testing during the fourth quarter 2015.

For the full year 2015, the Company is revising its guidance as follows;

•	The Company is revising its 2015 licensing revenue guidance to a range of $370 million—$380 million from $410 million—$425 million.

•	The Company is revising its 2015 “Other Revenue” guidance to zero from $5 million to $15 million.

•	The Company is revising its 2015 non-GAAP diluted EPS guidance to a range of $1.35—$1.40 from $2.00—$2.15.

•	The Company is revising its 2015 GAAP diluted EPS guidance to a range of $1.55—$1.60 from $2.24—$2.39.

Peter Cuneo, Chairman of the Board and Interim Chief Executive Officer of Iconix, said “While we are disappointed in the restatement of our results and revision to our guidance, we believe the actions being taken will create a more solid foundation for Iconix and represent a positive step toward the future of the Company. As we look forward, Iconix continues to have significant business strengths from which to build, including its diversified portfolio of consumer brands, profitable business model and strong free cash flow generation. All of us at Iconix are focused on capitalizing on these strengths and better positioning the Company so that we improve our results and enhance value for shareholders.”

Third Quarter 2015 Earnings Call

The Company is currently in a quiet period and will discuss today’s announcement after it issues its third quarter ended September 30, 2015 financial results before the market opens on Monday, November 9, 2015. In its third quarter 2015 earnings announcement on Monday, the Company plans to provide guidance for 2016.

A conference call to discuss the financial results will be held at 8:30 AM ET that same morning. The call can be accessed on the Company’s website at www.iconixbrand.com.

Expected Impact of the Restatement

Based on its review to date, the Company preliminarily anticipates that the restatement will result in the estimated adjustments to its financial statements identified in the summary tables below. Please see the Company’s Form 8-K filed on November 5, 2015 for more detailed tables reflecting such adjustments.

The Company has not yet completed its final determination and review of the items listed below, and therefore the listed amounts are preliminary and subject to change. There can be no assurance that the final reported adjustments will not differ materially from the estimated amounts discussed herein, or that additional adjustments will not be identified.

Summary Tables:

(unaudited, in thousands)

2015 Adjustments

	3-months ended Mar. 31, 2015	3-months ended Jun. 30, 2015
Licensing Revenue
As reported	$95,387	$98,459
Adjustments	(1,590)	(2,238)
As restated	$93,797	$96,221
SG&A Expenses
As reported	$44,155	$49,087
Adjustments	(2,947)	(2,431)
As restated	$41,208	$46,656
Operating Income
As reported	$51,232	$49,372
Adjustments	1,357	193
As restated	$52,589	$49,565

2014 Adjustments

	3-months ended Mar. 31, 2014	3-months ended Jun. 30, 2014	3-months ended Sept. 30, 2014	3-months ended Dec. 31, 2014	Year ended Dec. 31, 2014
Licensing Revenue
As reported	$112,167	$97,542	$95,070	$102,161	$406,940
Adjustments	(515)	(1,471)	(3,458)	(7,339)	(12,783)
As restated	$111,652	$96,071	$91,612	$94,822	$394,157
Other Revenue
As reported	$3,971	$21,401	$18,680	$10,251	$54,303
Adjustments	—	(5,363)	—	(3,100)	(8,463)
As restated	$3,971	$16,038	$18,680	$7,151	$45,840
SG&A Expenses
As reported	$48,202	$44,293	$50,190	$62,725	$205,410
Adjustments	(438)	(438)	(3,312)	(11,069)	(15,257)
As restated	$47,764	$43,855	$46,878	$51,656	$190,153
Operating Income
As reported	$67,936	$74,650	$63,560	$49,687	$255,833
Adjustments	(77)	(6,396)	(146)	630	(5,989)
As restated	$67,859	$68,254	$63,414	$50,317	$249,844

2013 Adjustments

	3-months ended Dec. 31, 2013	Year ended Dec. 31, 2013
Licensing Revenue
As reported	$88,264	$398,047
Adjustments	—	—
As restated	$88,264	$398,047
Other Revenue
As reported	$16,999	$34,579
Adjustments	(2,000)	(2,000)
As restated	$14,999	$32,579
SG&A Expenses
As reported	$47,073	$175,215
Adjustments	(2,000)	(2,000)
As restated	$45,073	$173,215
Operating Income
As reported	$58,191	$257,411
Adjustments	—	—
As restated	$58,191	$257,411

Non-GAAP Diluted EPS Reconciliation

(Unaudited) (Estimated) Three Months Ended September 30, 2015

Non-GAAP diluted EPS(1)	$0.09

GAAP diluted EPS	(0.13)

Add:
non-cash interest related to ASC 470	0.16
special charges	0.15
foreign currency translation gain	0.03
Deduct: income taxes related to above items	(0.11)

Net	0.22

Non-GAAP diluted EPS(1)	$0.09

(1) Non-GAAP diluted EPS is a non-GAAP financial measure which represent net income excluding any non-cash interest related to ASC Topic 470, non-cash non-recurring gains and charges, foreign currency translation gains and losses, and charges related to professional fees incurred as a result of the continuing correspondence with the Staff and the Special Committee’s review, all net of tax, and any incremental dilutive shares related to our convertible notes that are covered by their respective hedges. The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash results.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE’S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), SHARPER IMAGE (R), UMBRO (R), LEE COOPER (R), ECKO UNLTD. (R), MARC ECKO (R) ARTFUL DODGER (R) and STRAWBERRY SHORTCAKE (R). In addition, Iconix owns interests in the MATERIAL GIRL (R), PEANUTS (R), ED HARDY (R), TRUTH OR DARE (R), BILLIONAIRE BOYS CLUB (R), ICE CREAM (R), MODERN AMUSEMENT (R), BUFFALO (R), NICK GRAHAM (R) and PONY (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements include, among others, statements relating to additional information that may arise during the course of the Company’s ongoing accounting review that would require the Company to make additional adjustments or revisions or to restate further the financial statements and other financial data in the periods impacted by the restatement and/or additional historical periods; and the Company’s ability to file its amended and restated Form 10-K for the year ended December 31, 2014 and amended and restated quarterly reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015. These statements are based on the Company’s beliefs and assumptions, which in turn are based on currently available information. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond the Company’s ability to control or predict and you should be aware that the occurrence of certain events, including those referenced in the sections titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Company’s subsequent Quarterly Reports on Form 10-Q or other filings with the Securities and Exchange Commission, could harm the Company’s business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Except as required by applicable law, the Company is under no obligation to update or revise publicly any forward-looking statements.

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Contact Information:

Jaime Sheinheit

Investor Relations

Iconix Brand Group

212.730.0030